EXHIBIT 99.01

FOR IMMEDIATE RELEASE	Press Release

Contact:	Raiford Garrabrant Director, Investor Relations Cree, Inc. raiford_garrabrant@cree.com (T) 919-313-5397 (F) 919-313-5615

CREE REPORTS RECORD REVENUE FOR THE SECOND QUARTER OF
FISCAL 2006

Silicon Microwave Business Shutdown Completed, Now Reported As A Discontinued Operation

Durham, NC, January 19, 2006 - Cree, Inc. (Nasdaq: CREE) today announced financial results for the second quarter of fiscal 2006, which ended December 25, 2005 and now reflects the silicon microwave business located in Sunnyvale, California, as a discontinued operation. For comparative purposes to our previous guidance, which did not reflect discontinued operations accounting, second quarter total revenue was at the high end of our target range at $108,952,000. Cree reported record revenue in the second quarter of $105,640,000 from continuing operations, which is a 10 percent increase over the Company’s comparable year ago period revenue of $96,060,000 from continuing operations, and a three percent increase sequentially. Second quarter revenue from continuing operations excludes $3,312,000 of silicon microwave business revenue, which has been included, net of expenses and taxes, on our financial statements as“loss from discontinued operations.”
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Net income from continuing operations for the second quarter was $20,058,000, or $0.26 per diluted share, compared to $27,093,000, or $0.35 per diluted share as reported for the second quarter of 2005. Second quarter 2006 results include stock option compensation expense of $2,360,000, net of tax, or $0.03 per diluted share, due to new accounting requirements that became effective for fiscal 2006. Including discontinued operations, net income for the second quarter was $17,709,000, or $0.23 per diluted share, which included approximately $0.03 in approximately $0.03 in write-downs that that were previously targeted to occur in the third quarter of fiscal 2006 for the closure of the silicon microwave business. At this time, the company targets that all of the significant write-downs related to the silicon microwave business are now completed.

“Q2 was another good quarter for Cree, as we delivered total revenue and earnings at the high end of our previously announced targets,” stated Chuck Swoboda, Cree Chairman and CEO. “We are pleased that our XLamp strategy is gaining momentum, and that we are winning new business. We are well positioned to grow our LED business, driven by the increasing contribution from XLamp products and our strategy to increase white market share for LCD backlights.”

Financial Highlights:

➢
Gross margin from continuing operations was 49% and was within our target range for the quarter. It is not directly comparable to prior periods due to the inclusion of $1,222,000 in cost of sales related to stock compensation expense now required under new accounting rules.

➢	Operating profit from continuing operations was 25% of revenue and is not directly comparable to prior periods due to the inclusion of $3,350,000 in stockcompensation expense.

➢	Cash flow from operations was $57 million.

➢	Cash and investments equaled $338 million, an increase of $42 million from Q1 2006.

➢
Accounts receivable from continuing operations of $47 million was $4 million lower than accounts receivable from continuing operations in Q1 2006, resulting in days sales outstanding (DSO) of 37, compared to 39 in Q1 2006. DSO is calculated using our trailing monthly revenue profile.

➢
Inventory from continuing operations of $27 million was $900,000 lower than inventory from continuing operations in Q1 2006, and represents 46 days of inventory (DOI), a decrease of 4 days from Q1 2006.

Business Outlook:

For its third quarter of fiscal 2006, Cree currently targets revenue from continuing operations in a range of $105 million to $110 million with earnings of $0.25 to $0.27 per share, including the impact of $0.03 per share in our estimate for the cost of expensing of stock options and other equity compensation.

Cree will host a conference call at 5:00 p.m. Eastern time today to review the highlights of the second quarter fiscal 2006 results and the third quarter fiscal 2006 business outlook, including significant factors and assumptions underlying the targets noted above. The conference call will be available to the public through a live audio web broadcast via the Internet. Log onto Cree’s website at www.cree.com and go to “Investor Relations—Overview” for webcast details. The call will be archived and available on the website through February 2, 2006.

Supplemental financial information is available under “Q2 ’06 Financial Metrics” in the “Investor Info” section of Cree’s web site at http://www.cree.com/investor/metrics.htm.

About Cree, Inc.

Cree is a market-leading innovator and manufacturer of solid state lighting semiconductors that are revolutionizing the lighting world with exceptionally bright and efficient white and color LEDs. Key to Cree’s market advantage is its world-class materials expertise in silicon carbide (SiC) and gallium nitride (GaN) for chips and packaged devices that can handle more power in a smaller space while producing less heat than other available technologies, materials and products.

Cree’s innovative products address multiple applications including exciting alternatives in brighter and more tunable light for general illumination and backlighting for more vivid displays. Cree customers range from innovative lighting fixtures makers to major electronics components and subsystems manufacturers.

Cree’s product families include blue and green LED chips, lighting LEDs and LED backlighting solutions. For product specifications, please refer to the documentation at www.cree.com.

The schedules attached to this release are an integral part of the release. This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated. Actual results, including with respect to our targets and prospects, could differ materially due to a number of factors, including our ability to complete development and commercialization of products under development, such as our pipeline of brighter LEDs; our ability to lower costs; potential changes in demand; increasing price competition in key markets; the risk that, due to the complexity of our manufacturing processes and transition of production to three-inch wafers, we may experience production delays that preclude us from shipping sufficient quantities to meet customer orders or that result in higher production costs and lower margins; risks associated with the ramp up of our production for our new products; risks resulting from the concentration of our business among few customers, including the risk that customers may reduce or cancel orders or fail to honor purchase commitments; the rapid development of new technology and competing products that may impair demand or render our products obsolete; the potential lack of customer acceptance for our products; Cree Microwave’s ability to sublease the Sunnyvale facility; risks associated with on-going litigation; and other factors discussed in our filings with the Securities and Exchange Commission, including our report on Form 10-K for the fiscal year ended June 26, 2005 and subsequent reports filed with the SEC.

Cree, the Cree logo, and XLamp are registered trademarks of Cree, Inc.

CREE, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	12/25/2005	12/26/2004	12/25/2005	12/26/2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Product revenue	$98,701	$90,055	$195,004	$178,805
Contract revenue	6,939	6,005	13,538	11,716
Total revenue	105,640	96,060	208,542	190,521

Cost of product revenue	48,387	40,521	94,688	76,099
Cost of contract revenue	5,023	5,053	9,457	9,344
Total cost of revenue	53,410	45,574	104,145	85,443

Gross profit	52,230	50,486	104,397	105,078

Operating expenses:
Research and development	14,785	10,294	27,577	19,881
Sales, general and administrative	10,834	7,118	21,569	13,957
Loss on disposal of long-lived assets	132	248	700	326
Operating expenses	25,751	17,660	49,846	34,164

Operating income	26,479	32,826	54,551	70,914

Non-operating income:
Gain (loss) on investments in securities	-	(1,992)	587	(1,874)
Other non-operating income	-	-	3	5
Net interest income	2,969	1,139	5,295	2,288
Income from continuing operations before income taxes	29,448	31,973	60,436	71,333

Income tax expense	9,390	4,880	17,149	17,655
Net income from continuing operations	20,058	27,093	43,287	53,678
(Loss) from discontinued operations, net of related tax
benefit	(2,349)	(2,071)	(3,858)	(4,228)
Net income	$17,709	$25,022	$39,429	$49,450

Earnings per share:
Diluted
Income from continuing operations	$0.26	$0.35	$0.56	$0.70
(Loss) from discontinued operations	$(0.03)	$(0.03)	$(0.05)	$(0.06)
Net income	$0.23	$0.32	$0.51	$0.64

Weighted average shares of common
stock outstanding, basic	75,966	75,383	75,784	74,443

Weighted average shares of common
stock outstanding, diluted	77,612	78,298	77,675	77,020

CREE, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	12/25/2005	6/26/2005
	(Unaudited)	(Audited)
Assets:
Current assets:
Cash and equivalents and short term investments	$243,089	$173,468
Accounts receivable, net	47,067	34,476
Inventory	27,159	30,045
Current portion of deferred income taxes	10,420	23,531
Income tax receivable	-	9,900
Prepaid insurance	2,751	2,199
Other current assets and prepaid expenses	6,453	5,593
Assets of discontinued operations	3,037	3,149
Total current assets	339,976	282,361

Property, plant and equipment, net	335,639	340,689
Long-term investments held to maturity	95,246	103,791
Patents and license rights, net	29,521	28,667
Long-term marketable securities	26,684	20,937
Other assets	3,024	963
Total assets	$830,090	$777,408

Liabilities and Shareholders' Equity:
Current liabilities:
Accounts payable trade	$22,132	$23,153
Accrued salaries and other expenses	8,714	8,934
Other accrued expenses	4,232	3,312
Deferred revenue	1,963	-
Liabilities of discontinued operations	1,699	637
Total current liabilities	38,740	36,036

Long term liabilities:
Long term deferred tax liability	30,889	28,454
Long term liabilities of discontinued operations	2,090	-
Total long term liabilities	32,979	28,454

Shareholders' Equity:
Common stock	95	94
Additional paid in capital	550,686	548,342
Comprehensive income	9,879	6,200
Retained earnings	197,711	158,282
Total shareholders' equity	758,371	712,918
Total liabilities and shareholders' equity	$830,090	$777,408